Exhibit 4.36

Shanxi Zhengxuan Finance Guarantee Co., Ltd.

and

Hexin E-Commerce Co., Ltd.

Taiyuan Branch

Cooperation Agreement

[    ] (month) [    ] (day), [    ] (year)

This Cooperation Agreement (“Agreement”) was mutually executed by the following Parties on November 19, 2018 in Fenyang City, Shanxi Province, China:

Party A: Shanxi Zhengxuan Finance Guarantee Co., Ltd.

Contact address: 2/F, Former Payment House, Xihe Middle Road, Fenyang City, Shanxi Province, China

Party B: Hexin E-Commerce Co., Ltd. Taiyuan Branch

Contact address: No. 029, Youchuang Company Makerspace, 7/F & 8/F, Xingye Building, 88 Jinyang Street, Taiyuan Xuefu Industrial Park, Shanxi Transition and Comprehensive Reform Demonstration Zone

Whereas:

1. Party A is a limited liability company duly established and lawfully existing, and has the legitimate qualification and license for providing enterprises and individuals with financing guarantees. Party A is capable of providing guarantee services for loans of Borrowers on the Internet loan platform operated by the head office of Party B.

2. Party B is a branch of a limited liability company duly established and lawfully existing; the head office of Party B has established and been operating and managing the “Hexindai Platform” for providing opportunities of loan contracts or providing intermediary services for loan contracts to Borrowers and Lenders by making use of its professional Internet technologies and services. Party B, as the post-loan management department of Hexin E-Commerce Co., Ltd., provides loan guarantee and management for Internet loan transactions.

Now, therefore, Party A and Party B enters into this Agreement via negotiation on the principles of voluntariness, equality, fairness, and good faith with respect to the cooperation between Party A and Party B on Internet loan guarantee and management. The specific content of the Agreement is as follows:

Article 1 Definitions

For the purpose of this Agreement, the following terms shall have the following meanings unless the context otherwise provides or requires.

1.1 Lender: refers to a natural person, legal person, or another organization having full capacity for civil rights and capacity for civil conduct under the laws of the People’s Republic of China (excluding Hong Kong Special Administration Region, Macao Special Administration Region, and Taiwan, the same below) and who may independently exercise the rights under the Loan Agreement and perform the obligations under the Loan Agreement; the Lender shall be a user registered in real name on the “Hexindai Platform,” have certain financial strength, and have the intention of lending its funds to Borrowers in return for corresponding incomes.

1.2 Borrower: refers to a natural person, legal person, or another organization having full capacity for civil rights and capacity for civil conduct under the laws of the People’s Republic of China and who may independently exercise the rights under the Loan Agreement and perform the obligations under the Loan Agreement; the Borrower shall have certain funding needs and the intention of borrowing certain funds from the Lender on the basis of paying certain expenses.

1.3 Hexindai Platform: refers to the Internet platform operated by the head office of Party B for providing users with online loan information intermediary services (website: www.hexindai.com, “Hexindai” APP, and other platforms that may be developed later).

1.4 Loan Agreement: refers to the Loan Agreement entered into and signed by the fund Lender, Borrower, and Party B on the basis that Party B recommends the fund Lender to the Borrower via the Internet loan platform operated by Party B.

1.5 Depositary Bank: refers to the commercial bank that provides fund depositary services for the online loan business. For the purpose of this Agreement, the Depositary Bank specifically refers to a bank which enters into a depositary contract (the specific name is subject to the agreement actually executed) with Hexindai and provides fund depositary services for the online loan business of the Hexindai Platform.

1.6 Normal Repayment: refers to the full payment of the principal, interests, and relevant expenses made by the Borrower on time in accordance with the provisions of the Loan Agreement.

1.7 Overdue Repayment: refers to the case where the Borrower fails to make full repayment at the repayment date provided in the Loan Agreement.

1.8 Guarantee Company: for the purpose of this Agreement, refers to Party A, a guarantee company which establishes a guarantee scheme and provides, in accordance with the provisions of relevant documents of the guarantee scheme (Loan Information Consulting and Service Agreement, Standard Form of Guarantee Scheme, etc.), guarantee services for the loans of Borrowers participating in the guarantee scheme.

1.9 China: refers to the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan.

1.10 Law: refers to the laws, administrative regulations, local regulations, department regulations, and any other normative documents promulgated by competent authorities of China.

Article 2 Objective of Cooperation

2.1 In response to state policies of China and for the purpose of supporting the development of small-and micro-sized enterprises, supporting the development of the private economy, and resolving the problem of difficulties experienced by small- and micro-sized and self-employed individuals in obtaining funding, Party A provides the financing guarantee services for Internet loans for Hexindai’s customers of Internet loans in accordance with the spirit of the provisions and policies of the Supervision and Administration Measures for Financing Guarantee Companies and the Notice of the State Council on Issuing Four Supporting Measures for the Supervision and Administration Measures for Financing Guarantee Companies.

2.2 In response to the call of the state about “inclusive finance,” the head office of Party B has established and been operating and managing “Hexindai” - an Internet loan platform, which is dedicated to the regulation and legalization of private loans. Party B, as the post-loan management department under the risk management center of Hexin E-Commerce Co., Ltd., enters into this Cooperation Agreement with Party A to achieve better investment guarantee for Lenders and resolve the difficulties experienced by natural persons, self-employed individuals, and small-and micro-sized enterprises in obtaining funding.

Article 3 Content and Term of Cooperation

3.1 The head office of Party B provides intermediary services via the Internet platform for customers having funding needs. The Borrower commissions the head office of Party B to publish borrowing information on its Internet loan platform, and Party B may send the information about the Borrower to Party A in accordance with this Agreement and the commission of the Borrower. Party A shall, after making examination based on its risk control regulations, decide whether to provide guarantee services for such Borrower, and Party A has the right to refuse to provide guarantee services for Borrowers subject to material breaching risks.

3.2 After the loan transaction is completed, during the process of repayment by the Borrower in its performance, Party B shall provide Party A with information about the repayment for each installment made by the Borrower, and update Party A with relevant data. If the Borrower is in arrears or has breaching conduct, Party B shall immediately notify Party A, and Party A shall perform the obligation of making repayment in lieu of the Borrower in accordance with its internal management regulations and the provisions of the Standard Form of Guarantee Scheme.

3.3 Party B, as the post-loan management department under the risk management center of Hexin E-Commerce Co., Ltd., is responsible for establishing the cooperation relationship with Party A, pushing Borrower information to Party A, providing information about the performance and repayment of the Borrower, notifying the data related to the Borrower, and making communication for completing the compensation. The information above includes but is not limited to the identity information of the Borrower, the borrowed amount, the term of the loan, the credit of the Borrower, the method of repayment, overdue information, and information about compensation to the Lender.

3.4 Party A shall establish a Guarantee Scheme for providing financing guarantee services for the loans of Hexindai’s Borrower customers. If, after participating in the Guarantee Scheme established by Party A, the Borrower is in arrears or has breaching conduct during the performance process, repayment shall be made in lieu of the Borrower from the Guarantee Scheme in accordance with the Loan Information Consulting and Service Agreement and the Standard Form of Guarantee Scheme. The Borrower shall pay service guarantee funds to Party A for participating in the Guarantee Scheme. The service guarantee funds include the guarantee service fees eventually paid to the Guarantee Company and the guarantee funds paid to the Special Guarantee Account opened by the Guarantee Company, where the Guarantee Company collects guarantee service fees at 0.5% of the principal of the Borrower’s loans and guarantee funds at 4.5% of the principal of the Borrower’s loans. When the Borrower is in arrears or has beaching conduct, amounts are transferred from the Special Guarantee Account to the guarantee account opened with the Depositary Bank, and repayment in lieu of the Borrower is made from the guarantee account to the Lender’s depositary account, and the amount of the repayment in lieu of the Borrower shall be subject to the balance of the Special Guarantee Account. For the detailed rules of the Guarantee Scheme, see the Standard Form of Guarantee Scheme.

3.5 During the performance period of the Guarantee Scheme, Party A and Party B may negotiate to adjust the ratio for collecting the guarantee service fees and guarantee funds with reference to the implementation of the Guarantee Scheme and the compensation made, and the content of the adjustment shall be specified with a written supplementary agreement to be entered between the Parties.

3.6 The term of cooperation between Party A and Party B under this Agreement shall be from the date when this Agreement becomes effective to the date when the Guarantee Scheme is declared as terminated. After the term of cooperation ends, the Parties may separately negotiate to determine whether to continue the cooperation and enter into a written supplementary agreement.

Article 4 Rights and Obligations of Party A

4.1 Party A has the right to collect certain guarantee service fees and guarantee funds from the Borrower with respect to the services it offers under the Guarantee Scheme, where the service fees are 0.5% of the principal of the loan, and the guarantee funds are 4.5% of the principal of the loan; the specific standards shall be subject to the relevant agreement entered into by and between Party A and the Borrower.

4.2 Party A shall open an account with the Depositary Bank for the accounting and bookkeeping of the guarantee funds, guarantee service fees, transaction amounts, and compensation funds.

4.3 Party A shall open a special bank account of guarantee funds for depositing the guarantee funds paid by Borrowers on the Hexindai Platform. Party A shall settle the guarantee service fees collected to another bank account designated by Party A.

4.3.1 The guarantee funds collected by Party A shall be settled to the following account:

Account name: Shanxi Zhengxuan Finance Guarantee Co., Ltd.

Opening bank: Agricultural Bank of China Limited Fenyang Branch

Account No.: 04616001040011664

4.3.2 The guarantee service fees collected by Party A shall be settled to the following account:

Account name: Shanxi Zhengxuan Finance Guarantee Co., Ltd.

Opening bank: China Construction Bank Fenyang Branch

Account No.: 14001697108050508761

4.4 If the Borrower is in arrears for making repayment, Party A shall make corresponding compensation from the Special Guarantee Account to the Lender corresponding to the Borrower participating in this Scheme, and the compensation amount shall be subject to the balance of the Special Guarantee Account. That is, when the current balance of the Special Guarantee Account is insufficient for covering the overdue principals and interests for the current installment of all breaching Borrowers participating in this Scheme, the Lenders corresponding to the Borrowers participating in this Scheme shall be compensated in proportion to the overdue principals and interests for the current installment of the respective Borrowers.

4.5 Party A makes formal examination according to the funds in and transaction details of the Special Guarantee Account, and to the information about the Borrower, information about the overdue installment of the Borrower, and information about compensation to the Lender provided by Party B, but is not responsible for the truthfulness, accuracy, and completeness of relevant information.

4.6 Party A shall not be held liable if the use of the Special Guarantee Account is affected due to operations of Party B’s platform per se, or due to regulatory compliance.

4.7 Party A has obtained its internal corporate authorization for providing the service set forth in the preceding paragraph.

Article 5 Rights and Obligations of Party B

5.1 With respect to the cooperation on the guarantee and management of loans on the Hexindai Platform, Party B is responsible for establishing the cooperation relationship with Party A, pushing Borrower information to Party A, providing information about the performance and repayment of the Borrower, notifying the data related to the Borrower, and making communication for completing the compensation. The information above includes but is not limited to the identity information of the Borrower, the borrowed amount, the term of the loan, the credit of the Borrower, the method of repayment, overdue information, and information about compensation to the Lender.

5.2 Party B or its head office shall release or publish the specific content (for details, see the Standard Form of Guarantee Scheme) of the Guarantee Scheme on the Internet loan platform under its operation.

Article 6 Confidentiality

6.1 Without the written permission of the other Party or unless otherwise provided herein, neither Party may disclose to third parties not related to the performance of this Agreement any content of the provisions hereof, the information about the execution and performance of this Agreement, and any information about the other Party and affiliates thereof obtained by executing and performing this Agreement.

6.2 Confidential information does not include any information with the following characteristics, regardless of the name thereof: (1) information that is known to the public not because the receiving party violates its obligations to the disclosing party; (2) information that is known to the receiving party before the disclosing party makes disclosure to the receiving party in accordance with this Agreement; (3) information that is obtained by the receiving party other than from the disclosing party without violating the confidentiality obligations to the disclosing party; and (4) information that is independently developed by the receiving party. In addition, for the performance of this Agreement, either Party may disclose the information above to its legal advisors, accounting advisors, business advisors, other advisors, and authorized employees, and the representative of the receiving party shall consent to assume confidentiality obligations that are same or stricter than the confidentiality obligations provided herein.

6.3 This confidentiality provision shall survive the termination of this Agreement until the confidential information enters the public domain or the owner of the confidential information publishes the confidential information on its own. In the event of breaches, the breaching Party shall compensate the non-breaching party for all the losses caused therefrom.

Article 7 Liabilities for Breach

After this Agreement is executed, the parties shall strictly abide by the provisions of this Agreement; either

Party having breaching acts shall make its best efforts to take remedy measures, and shall compensate the non-breaching Party for all its losses suffered therefrom (including but not limited to attorney’s fees, recourse expenses, and other expenses and losses).

Article 8 Contact Information

Party A and Party B designate the following persons as their contact persons, respectively; the contact persons may communicate about the specific implementation of the provisions of this Agreement via email by using the email addresses below, and the content of such emails may be used as the basis for the Parties to implement this Agreement.

Party A’s contact person: Shi Xike

Email: 15000312027@163.com

Party B’s contact person:

Email:

Party A and Party B agree that, in the event of changes to the contact person or contact information of a Party, the Party with information change shall notify the other Party in writing within 3 working days from the occurrence of such change; otherwise, the Party with information change shall be held liable for the liabilities or losses caused by failure or delay in notification.

Article 9 Force Majeure

9.1 “Force majeure” refers to an event which cannot be reasonably controlled, foreseen, or prevented even if it can be foreseen by Party A and Party B, and which may prevent, affect, or delay any Party from performing all or a part of its obligations hereunder. Such events may include but are not limited to government acts, natural disasters, war, technical adjustment of telecommunication operators, hacker attacks, software virus, or any other similar events.

9.2 Upon the occurrence of force majeure, the affected Party shall promptly and sufficiently notify the other Party in writing, inform the other Party of the actual or potential impacts of such event on the performance of this Agreement, and provide, within a reasonable period, details of such event and the document issued by a relevant organization proving that the affected Party cannot perform this Agreement, in whole or in part, due to such event. If the event is a true force majeure condition, neither Party shall be held liable for the losses caused by such event.

Article 10 Modification and Rescission of the Agreement

10.1 Party A and Party B may modify, supplement, or rescind this Agreement via negotiation.

10.2 The modification of or supplementation to the relevant provisions of this Agreement reached by Party A and Party B via negotiation shall be made in the form of a written supplementary agreement.

10.3 Party A or Party B has the right to unilaterally rescind this Agreement under the following circumstances:

(1) if one Party breaches this Agreement and fails to make correction after being required by the non-breaching Party, the non-breaching Party have the right to unilaterally rescind this Agreement;

(2) this Agreement may be rescinded by a notice send in advance if the performance of this Agreement is no longer in compliance with the relevant requirements of laws and regulations due to changes in policies.

Article 11 Governing Law and Dispute Resolution

11.1 The conclusion, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

11.2 In the event of any dispute arising from or in connection with this Agreement, the Parties shall first resolve the dispute via negotiation; if the negotiation fails, either Party has the right to bring a lawsuit with a people’s court at the place where this Agreement is concluded.

Article 12 Miscellaneous

12.1 This Agreement becomes effective on the date when both Parties affix their stamps hereto.

12.2 Any modification or supplement to this Agreement shall be an integral part of and be equally authentic as this Agreement.

12.3 This Agreement is executed in four counterparts, each party holding two counterparts which shall be equally authentic.

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(This page contains no text, but is the signature page to the Cooperation Agreement)

Party A: Shanxi Zhengxuan Finance Guarantee Co., Ltd. (Stamp)

Legal representative (signature):

Party B: Hexin E-Commerce Co., Ltd. Taiyuan Branch (Stamp)

Legal representative (signature):